Exhibit 99.2

Media Contacts:
Kevin Donovan	Billy Balfour
Bottomline Technologies	Bottomline Technologies
603-501-5240	603-501-5219
kdonovan@bottomline.com	bbalfour@bottomline.com

Bottomline Technologies Acquires FormScape

PORTSMOUTH, N.H. – October 16, 2006 - Bottomline Technologies (NASDAQ: EPAY), a leading provider of payments and invoice automation software and services, today announced that it has acquired privately-held FormScape Group Ltd. for $22 million, comprised of $17 million in cash and $5 million in Bottomline common stock.

FormScape is a leading provider of solutions for automating document and financial transaction processes. Its complementary offerings include document process automation platforms featuring sophisticated integration capabilities with industry-leading ERP systems such as SAP, Oracle and JD Edwards. These platforms allow users to manage inbound and outbound transactional documents, such as invoices and purchase orders, across multiple business processes. With operations in the United States, United Kingdom and Germany, and more than 1,500 customers, including BB&T, DaimlerChrysler, JVC and Wal-Mart, FormScape enhances Bottomline’s global reach and expands its customer base. In addition, the incorporation of FormScape’s channel and OEM relationships with Bottomline’s own partner program will enable Bottomline to broaden the global distribution of its software and services.

“This is an exciting transaction that we believe will provide Bottomline with both strategic and financial benefits,” said Joe Mullen, CEO of Bottomline Technologies. “FormScape adds leading organizations to Bottomline’s customer base, deepens our domain expertise and expands our channel relationships. The addition of FormScape’s technology and technical talent will also allow Bottomline to offer more advanced financial and document process automation solutions to the market. By joining our complementary products and service offerings, we believe we will continue to drive value for our shareholders and customers around the world.”

“I believe this transaction is a true win for FormScape’s employees, customers and partners,” said Malcolm Peden, CEO of FormScape. “We are delighted to join with Bottomline and believe that its resources and breadth of expertise will result in continued success and superior customer service.”

Bottomline expects the acquisition to be accretive to Fiscal Year 2007 Non-GAAP earnings per share by $0.02 to $0.03 and to increase revenues by approximately $8.5 million to $9 million in the same period. As a result of statutory redundancy periods in international locations, as well as the acquisition-related writedown of deferred revenue, the transaction will be slightly dilutive to earnings per share in the December quarter and immediately accretive thereafter. Bottomline expects the transaction to add $0.08 to fiscal 2008 Non-GAAP earnings per share.

Bottomline’s updated financial guidance for fiscal 2007, including the FormScape acquisition, is as follows:

	Q2	Q3	Q4
Revenue
• Current guidance	$25 million	$25 million	$25 million
• Updated guidance	$27 million	$28 million	$28.5 million

GAAP EPS
• Current guidance	$(0.09)	$(0.09)	$(0.09)
• Updated guidance	$(0.16)	$(0.11)	$(0.10)

Non-GAAP EPS
• Current guidance	$0.05	$0.05	$0.05
• Updated guidance	$0.02	$0.07	$0.08

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides payments and invoice automation software and services to organizations seeking more secure and efficient financial processes. The company remains at the forefront of delivering innovative solutions that complement and extend the value of existing financial processes, business relationships and back-office systems. These solutions have enabled industry-leading corporations, banks and financial institutions to automate, manage and control processes involving payments and collections, invoice approval, cash flow, risk mitigation, reporting and document archive. For more information, please visit www.bottomline.com.

Non-GAAP Financial Measures

Bottomline has presented supplemental non-GAAP financial measures as part of this press release. The non-GAAP financial measures exclude certain items, specifically amortization of intangible assets and stock compensation expense. The presentation of this information should not be considered in isolation to, or as a substitute for, the financial results presented in accordance with GAAP. Bottomline believes that these supplemental non-GAAP financial measures are useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations. Bottomline’s executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the company. Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies.

Bottomline Technologies and the BT logo are trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ financial results, refer to the Company’s Form 10-K filed September 2006. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

The GAAP EPS figures detailed above assume 40 percent of the purchase price being allocated to the identifiable intangible assets amortized over a 3 year period. Actual results could differ from those indicated if the identifiable intangible assets or the corresponding amortization periods are materially different from the estimates included in our guidance.